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WisdomTree Investments, Inc.
(Name of Registrant as Specified in Its Charter)

ETFS Capital Limited Lion Point Capital, LP Lion Point Master, LP Lion Point Capital GP, LLC Lion Point Holdings GP, LLC Graham Tuckwell Didric Cederholm Lynn S. Blake Deborah Fuhr
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of WisdomTree Investments, Inc., a Delaware corporation (the “Company”).

On March 18, 2022, ETFS Capital issued the following press release and public letter to the board of directors of the Company:

ETFS CAPITAL AND LION POINT NOMINATE THREE HIGHLY QUALIFIED CANDIDATES TO WISDOMTREE INVESTMENT, INC. BOARD OF DIRECTORS

Believes New Directors with Deeply Relevant Expertise Are Required to Reverse Years of Severe Underperformance, Improve Execution and Enhance Board Oversight and Accountability

Highlights That Nominees Graham Tuckwell, Deborah Fuhr and Lynn Blake Would Bring the Skillsets and Stockholder Alignment to the Board Necessary to Restore WisdomTree’s Credibility and Enhance Stockholder Value

Sends Letter to WisdomTree’s Board Highlighting Urgent Need for Independent Directors with Relevant Industry Expertise in Order to Address Historical Issues That Have Been Plaguing the Company and Destroying Stockholder Value

NEW YORK, NY – March 18, 2022 /[Globe Newswire]/ – ETFS Capital Limited (“ETFS”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”) and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree Investments, Inc. (“WisdomTree” or the “Company”) (NASDAQ:WETF), with aggregate ownership of approximately 10.4% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.6% of the Company’s outstanding Common Stock on an as-converted basis, and Lion Point Capital, LP (together with certain of its affiliates, “Lion Point” and together with ETFS, the “Group”), which owns 3.1% of the outstanding Common Stock, announced today their nomination of three highly qualified individuals for election to the Board of Directors of WisdomTree (the “Board”) at the Company’s 2022 annual meeting of stockholders and issued an open letter to the Board.

The Group believes its independent nominees will actively contribute to the creation of stockholder value at WisdomTree by leveraging their strategic acumen and leadership experience, improving the Board’s ESG initiatives, and by drawing on their deep knowledge of ETFs and ETPs in WisdomTree’s core markets, including Commodity and Currency, U.S. Equity, International Developed Market Equity, Emerging Market Equity and Digital Assets/Cryptocurrency.

The full text of the letter sent to WisdomTree follows:

March 18, 2022

Dear Board Members,

ETFS Capital Limited (“ETFS”) and Lion Point Capital, LP (together with certain of its affiliates, “Lion Point”) currently beneficially own approximately 13.5% of the outstanding common stock of WisdomTree Investments, Inc. (“WisdomTree” or the “Company”) and approximately 21.4% of the Company upon conversion of their Series A Non-Voting Convertible Preferred Stock,1 making us the Company’s largest economic holder, and unquestionably aligning us with all stockholders and constituents of the Company to drive significant value creation. As you know, ETFS has been the largest beneficial owner of the Company since WisdomTree’s acquisition of the ETF Securities Exchange Traded Commodity, Currency and Short and Leveraged business (the “European ETC Business”) in April 2018 from ETFS.

1 The conversion of the Series A Non-Voting Convertible Preferred Stock is subject to a 9.9% beneficial ownership limitation and such shares are not currently convertible.

ETFS is one of the oldest and most successful independent ETF operators globally, having created over one billion dollars of enterprise value since its launch by operating ETF issuance businesses and allocating capital to businesses in the ETF ecosphere and Digital Assets space. Lion Point is an investment firm that has significant experience in creating value at public and private companies through strategic changes, operational efficiency improvements and governance enhancements.  Lion Point and ETFS have formed a group with regards to their investment in WisdomTree after having independently reached similar conclusions about the significant opportunity to create value through actions within the control of the management and board of directors of WisdomTree (the “Board”). ETFS’ track record as an operator and investor in the ETF and Digital Assets industries, coupled with Lion Point’s value-add research and governance expertise renders us uniquely qualified to provide views on the strategy, operational efficiency and governance effectiveness of WisdomTree.

ETFS agreed to sell its European ETC Business to WisdomTree based on the belief that the combination of the Company’s U.S. ETF franchise and ETFS’ European ETC Business had significant value creation potential that could be unlocked, either as an independent company or as part of a larger entity, by a management team that ETFS was led to believe had intellectual humility, foresight and focus. Like other WisdomTree stockholders at the time of the sale of the European ETC Business to WisdomTree, ETFS expected the Company to be able to create value for all stockholders without the need of a guiding hand and thus agreed, despite ETFS being the largest economic holder of the Company by a large margin, not to have any representatives on the Board. Furthermore, it acquiesced to the Company’s requests to limit ETFS’s voting rights through the issuance of non-voting preferred shares that have substantially equivalent economic rights to common stock, as noted above, these preferred shares are not convertible while ETFS holds 9.9% or more of the Company’s outstanding stock.

Since then, however, WisdomTree has squandered its credibility, as demonstrated by its destruction of invested capital, inability to align its cost structure to industry benchmarks and failure to grow assets under management in line with its competitors, which we believe are the primary causes of its poor stockholder returns and stagnating valuation metrics. To be specific, since the closing of the acquisition of ETFS’ European ETC Business, the Company’s forward earnings multiple has steadily and materially compressed from 24x to 15x2 and stockholders have suffered the Company’s significant underperformance as compared to the Dow Jones Asset Managers index by over 60%.3  In summary, while peers have significantly appreciated, WisdomTree stockholders have seen over $400 million in value – approximately 50% of its current market capitalization – destroyed by the present management team and Board. Since 2018, WisdomTree has even managed to materially underperform all but one of its peers who have significant or sole exposure to mutual funds, which face sustained and significant headwinds due to the continuing migration of assets from mutual funds to ETFs.4 Remarkably, over the same period, it was the business ETFS built – the European ETC Business - which has consistently outperformed expectations while the legacy part of WisdomTree has languished. Assets under management in the acquired European ETC Business have increased by almost 45%, while the existing part of WisdomTree has had only anemic asset growth of approximately 14%.5

2 Source: Bloomberg.

3 Source: Bloomberg.

4 Capital IQ. Peers include: BLK CNS, TROW, AMG, AB, APAM, BEN, BSIG, DHIL, FHI, GBL, IVZ, JHG, VCTR, VRTS, WHG BSIG, DHIL, FHI, GBL, IVZ, JHG, VCTR, VRTS, WHG

5 Source: WisdomTree Investor Relations (http://ir.wisdomtree.com/) via the Company’s “Historical ETF AuM” excel link.

This massive underperformance first came to the attention of Lion Point when it was approached, several years ago, by certain former employees of the Company who were concerned about what was happening at the Company. Since then, Lion Point has attempted to identify the root causes of this underperformance, which led Lion Point to interview over 50 people among former WisdomTree employees, competitors, industry bankers, potential acquirers, and vendors of the Company. Surprisingly, it was the discussions with Company vendors, partners, and several former senior employees that drew the most detailed and troubling picture of the origins of the value destruction at the Company, namely: the apparent ineffective management culture, which caused the departures of several senior executives and Board members due to “cultural problems,” recent stock sales by insiders while at the same time touting the Company’s growth, poor capital allocation, bloated cost structure, multiple unfulfilled “organic growth” promises, frequent strategic shifts, and lack of robust Board oversight and challenge.

In the hope of putting our expertise as operators and investor advocates to the Company’s service, we have  attempted multiple times to initiate private conversations with the Board to provide constructive and practical assistance and to reach a mutually agreeable and pragmatic arrangement that, at a minimum, would enhance the Company’s Board. For example, and, in our view, in accordance with bare minimum corporate governance standards, we proposed that the Company replace directors who have served on the Board for 15 years or more with stockholder-identified directors who have relevant ETF experience – a deeply critical skillset the current Board is sorely missing. We also indicated to the Company our willingness to work with the Board to ensure a smooth CEO replacement process, without needing to give ETFS or Lion Point any credit for the changes, similar to Lion Point’s other prior successful engagements where management teams have been replaced and significant value was thereafter unlocked for such stockholders. To date, the Company has declined to respond to all such offers of assistance.

Astoundingly, after rejecting an earlier proposal from ETFS to add even a single stockholder-appointed director to the Board to bolster its ability to actively oversee and test management’s decision process, the Chairman responded that “the board does not look for directors with any ETF expertise as that is what management does. Having an ETF background is not a criteria when looking for directors.” Then, shortly after our announcement that ETFS and Lion Point had formed a group and while we were in the midst of potential settlement discussions, the Board reactively and defensively adopted a stockholder rights agreement or “poison pill” that we believe achieves nothing other than highlighting the Board’s entrenchment. In our view, disingenuously ignoring our invitation to enter into settlement discussions while stating that the Board is open to engage with us only confirms what was clearly outlined by index stockholders’ adverse votes at prior annual meetings, the Company’s staggered board structure and excessive compensation: the Company’s proxy filings claims of “continuously striving to improve corporate governance” is unfounded in substance. In fact, their statements make us wonder if they even understand what the role of a Board of Directors is at all.

We strongly believe that WisdomTree critically needs a new CEO, improved execution and enhanced Board oversight to restore its lost credibility with stockholders. As we explained during a call with the Company last week, ETFS and Lion Point have a proven track record of value creation across a number of environmental, social and governance related investments, through their focus on growth initiatives, operational efficiency improvements and implementation of governance best practices. We firmly believe that the addition of highly qualified directors with relevant backgrounds and direct industry experience, can help identify and appoint a new CEO and guide WisdomTree so that it can regain its best-in-class company status in its industry while generating significant value for all stockholders.

For those reasons, in order to preserve our rights ahead of the Company’s Annual Meeting and as further described in our formal nomination notice delivered to the Company today, we are nominating three highly-qualified director candidates – Graham Tuckwell, Deborah Fuhr and Lynn Blake – for election at the 2022 Annual Meeting (collectively, the “Nominees”). To aid in the identification of our independent nominees, Lion Point engaged two highly reputable search firms who routinely work with public company boards to identify candidates who collectively have: successful track records of value creation in the ETF industry, demonstrable ETF operating experience, ETF industry opinion leader status, public company experience, and strong equality advocacy credentials. As you can see from our Nominees’ biographies included below, we have identified candidates who have extensive experience in overseeing and/or analyzing billions in value of ETF assets under management, possess unquestionable industry knowledge, and some of whom have created substantial value for their backers by investing in the ETF industry.  We note that two of our nominees have substantial experience in the European ETF market, where almost half the Company’s assets are located. This is a much-needed gap to be filled, as none of the Board members appear to have any European ETF experience.

Despite the Company’s actions of recent days, we remain open to reaching a mutually agreeable solution. We have acted in good faith and have repeatedly reiterated that we do not need to be given “credit” for changes at the Company since our interests are aligned with those of all WisdomTree stockholders. In the absence of a mutually agreeable settlement that addresses our key concern of significant improvement in execution and the Board’s effectiveness, we will be left with no option other than to vigorously highlight in greater detail the long string of Board and management’s missteps to WisdomTree’s stockholders, proxy advisory firms, independent financial advisors, the Company’s vendors and partners, industry media, and investors in WisdomTree’s products. Our hope is that, as the saying goes, sunshine is the best medicine, and we stand ready to shine a light on WisdomTree over the coming months and years, if necessary.

As we said in our last unanswered communication to you earlier this week, we stand ready and look forward to discussing the Company’s response, if any, to our proposals at a time of your convenience.

Yours truly,
Graham Tuckwell Chairman ETFS Capital Limited	Didric Cederholm Chief Investment Officer Lion Point Capital, LP

Our Nominees:

Graham Tuckwell. Mr. Tuckwell is the Founder and Chairman of ETFS Capital Limited (f/k/a ETF Securities Limited), a strategic investment company focused on growth opportunities across the ETF ecosystem. Mr. Tuckwell founded ETF Securities Limited in 2004 and it became one of the leading issuers of Exchange Traded Products in Europe. In 2018 the European and US businesses were sold but the Australian business was retained, and under his guidance, as Executive Chairman of ETF Securities Australia, assets under management have increased by more than 400% since then. Mr. Tuckwell is credited with creating the world’s first gold ETF when he launched GOLD on the Australian Stock Exchange in 2003. Later that year, he launched a similar product, GBS, on the London Stock Exchange in partnership with the World Gold Council. Prior to working in the ETF industry, Mr. Tuckwell worked in corporate advisory and investment banking for 20 years in Australia and London, and before then, he worked as an economist in the Department of Prime Minister and Cabinet in Canberra. He holds a Bachelor of Economics (Honours) degree and a Bachelor of Laws degree from the Australian National University. In 2015 he was awarded an honorary Doctorate degree from the Australia National University, in 2016 he received the ETF.com Lifetime Achievement Award for Europe, and in the 2022 Australia Day Honours List he was appointed an Officer of the Order of Australia for “distinguished service to the community through philanthropic support of educational scholarships, and to business.”

Deborah Fuhr. Ms. Fuhr has been the managing partner of ETFGI, a leading independent research and consultancy firm in the global ETF and Exchange Traded Products (ETP) industries since she founded the firm in 2012. She has been an editorial director, producer, and presenter at ETF TV, a show which provides monthly insights into the ET and ETP markets since she co-founded the show in June 2019. Ms. Fuhr also served as vice chair of the Nasdaq Listing and Hearing Review Council from 2017 until 2019, and as a member on the Nasdaq listing and hearings Council from 2014 to 2017. Ms. Fuhr was the Global Head of ETF Research and Implementation Strategy team at BlackRock, Inc. (NSYE: BLK) from 2008 to 2011. Previously, she was a managing director and headed the Investment Strategies Group at Morgan Stanley. She also has served as a Board member and Vice president for Women in ETFS, the first women’s group for the ETF industry, since she helped found the non-profit organization in 2014. She has won numerous awards in the financial industry, including the ETF.com 2018 lifetime achievement award, 100 Women in Finance’s 2017 European Industry Leadership Award, and the 2014 William F. Sharpe Lifetime Achievement Award for outstanding and lasting contributions to the field of index investing, among others.

Lynn Blake. Lynn Blake is a former Chief Investment Officer who retired in September 2021 from State Street Global Advisors (“SSGA”), the investment management division of State Street Corporation, one of the world’s largest asset managers. As Chief Investment Officer of SSGA, Lynn was responsible for $2.5 trillion in assets under management and a P&L with over $1 billion in revenues. She served as a director of the SSGA Trust Company, the governing board for SSGA from 2018 to 2021. From 2011 to 2021, she served as the Executive Vice President and Chief Investment Officer of Equity Indexing, Smart Beta and ESG strategies at SSGA. In addition to heading ESG research and ESG data, Ms. Blake also had oversight and management of SSGA Asset Stewardship activities, giving her a perspective on critical proxy voting issues for shareholders. Previously, she served as the head of Non-US Equity Indexing from 1999 to 2010. She also worked as a senior Portfolio Manager at SSGA from 1990 to August 1999.

About ETFS Capital Limited

ETFS Capital Limited is a London based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and boards bringing its unparalleled industry specific expertise for the benefit of those companies.

About Lion Point Capital, LP

Lion Point Capital, LP is a global investment firm that seeks to invest in equity and debt securities of undervalued public and private companies. Our partners have extensive experience and a successful track record of uncovering and unlocking value through rigorous fundamental analysis and thoughtful actions, encompassing growth investments, strategic changes, operational efficiency improvements and governance enhancements.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ETFS Capital Limited (“ETFS Capital”) and the other Participants (as defined below), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of stockholders of WisdomTree Investments, Inc. a Delaware corporation (the “Company”).

ETFS CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be ETFS Capital, Lion Point Master, LP (“Lion Point Master”), Lion Point Capital GP, LLC (“Lion Point GP”), Lion Point Capital, LP (“Lion Point Capital”), Lion Point Holdings GP, LLC (“Lion Point Holdings”), Graham Tuckwell, Didric Cederholm, Lynn S. Blake and Deborah Fuhr (collectively, the “Participants”).

As of the date hereof, ETFS Capital directly beneficially owns 15,250,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). ETFS Capital also directly owns 14,750 shares of the issuer's Series A Non-Voting Convertible Preferred Stock, which are convertible immediately into 14,750,000 shares of Common Stock at the holder's option. The Certificate of Designations for the Series A Non-Voting Convertible Preferred Stock (the "Preferred Stock") restricts ETFS Capital from converting such Preferred Stock into Common Stock if ETFS Capital would beneficially own more than 9.99% of the Issuer's outstanding Common Stock after giving effect to such conversion, and renders any conversions over such amount void ab initio (the “Conversion Cap”). As the Chairman and controlling shareholder of ETFS Capital, Mr. Tuckwell may be deemed an indirect beneficial owner of the 15,250,000 shares of Common Stock directly owned by ETFS Capital and the 14,750 shares of Preferred Stock directly owned by ETFS Capital. As of the date hereof, Lion Point Master directly beneficially owns 4,521,979 shares of Common Stock. As the general partner of Lion Point Master, Lion Point GP may be deemed to beneficially own the 4,521,979 shares of Common Stock directly owned by Lion Point Master. As the investment manager of Lion Point Master, Lion Point Capital may be deemed to beneficially own the 4,521,979 shares of Common Stock directly owned by Lion Point Master. As the general partner of Lion Point Capital, Lion Point Holdings may be deemed to beneficially own the 4,521,979 shares of Common Stock directly owned by Lion Point Master. As a Manager and Member of Lion Point Holdings, Mr. Cederholm may be deemed the beneficial owner of the 4,521,979 shares of Common Stock owned directly by Lion Point Master.

Investor Contacts:

ETFS:

Martyn James, (+44) 207-509-0674
info@etfscapital.com

Lion Point:

Cristiano Amoruso, (212) 356-6200
info@lionpoint.com